AGENCIA NACIONAL DE MINERÍA

THE GROUP OF INFORMATION AND ATTENTION TO THE MINER CERTIFIES

That after reviewing the information system of the National Mining Agency, it was found that on June 10, 2020, under the file number 20201000528242, the **TOTAL CESSION OF RIGHTS** was approved in favor of the entity **MADRE TIERRA MINING SAS**, in an area located in the jurisdiction of the municipality of **MONTECRISTO**, located in the department of **BOLIVAR**, which is protected under the mining title No. ICQ-0800362X-Z1.-LAW_685-2001.

To date, the file is **IN FORCE - IN LEGAL STATUS ORDER OF ACTIVITIES** in the **MINING AUDIT GROUP** of the Agency.

Therefore, the holders are **AUTHORIZED** to explore and exploit gold minerals and their concessions, in accordance with the provisions of articles 14,15, 46, 47, 59, 60, 61, 73 OF LAW 685 of the Mining Code.

This Certification is issued at the request of the company name MADRE TIERRA MINING SAS, acting as HOLDER, -VALIDITY sixty (60) business days FROM THE STAR OF_EXPEDITION

Given in Bogotá D.C., on the ten (10) day of the month of July, two thousand and twenty (2020)

AYDEE PEÑA GUTIERREZ
Manager of the group of information and service for Miners

CERT-VFMGIAM-224031

FOR ALL PURPOSES, THIS CERTIFICATION IS ONLY VALID IN ORIGINAL.

TO CONFIRM ITS AUTHENTICITY, CONTACT No. 2201999